UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EMC Corporation

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The following FAQ was posted on the EMC Corporation website on October 15, 2015.

Class V Common Stock FAQ

A) General Questions

1)	What is the tracking stock?

The tracking stock will be a class of common stock (“Class V Common Stock”) issued by the parent company (“Denali”) of Dell Inc. (“Dell”) and EMC Corporation (“EMC”). The tracking stock is intended to track the performance of a portion of Denali’s post-closing economic interest in the VMware business. Denali will issue a number of shares of Class V Common Stock at the closing of the transaction such that the issued shares of Class V Common Stock will initially have a one-to-one relationship with shares of VMware common shares. We currently anticipate issuing approximately 223 million shares of Class V Common Stock.

2)	What will Denali’s ownership interest in VMware be upon closing of the transaction?

By acquiring EMC, upon closing of the transaction Denali will indirectly acquire all of the common shares of VMware owned by EMC at that time. EMC currently owns approximately 343 million shares of VMware common stock, representing approximately 81% of the outstanding common shares of VMware. Assuming no change to EMC’s percentage ownership of VMware, the Denali Class V Common Stock issued at closing of the transaction will track the performance of an approximately 53% economic interest in the VMware business. Denali’s remaining 28% economic interest in the VMware business will not be subject to the tracking stock and will be for the benefit of Denali’s other common stockholders. The closing of the transaction will not change the ownership of VMware Class A common stock owned by public shareholders of VMware (which currently amounts to approximately 19% of the outstanding common shares of VMware) or the total number of VMware common shares outstanding at closing.

3)	Why is a tracking stock being used to finance the acquisition of EMC?

The tracking stock gives the shareholders of EMC the opportunity to benefit from any value creation from the expected revenue synergies with Dell. Today, EMC shareholders indirectly own 81% of VMware. Upon closing of the transaction, EMC shareholders will own publicly traded shares of Class V Common Stock that are intended to track a 53% economic interest in the VMware business.

Owning EMC’s interest in the VMware business is a fundamental part of Denali’s strategic rationale for this transaction. VMware’s success is important to the business strategy of a combined Dell/EMC and Denali believes it is in the best interests of its common stockholders for them to retain a large economic interest in the VMware business. Given constraints on the amount of cash financing available for the transaction, the issuance of the tracking stock enables Denali to pay a higher purchase price for EMC than it could in a transaction consisting entirely of 100% cash consideration.

4)	Does Denali intend to repurchase Class V Common Stock after completion of the acquisition of EMC?

Denali believes that having the Dell business affiliated with the EMC federation is likely to create significant synergies and other opportunities for the VMware business and that the VMware business is currently an attractive long-term investment opportunity. Accordingly, following the closing of the merger Denali may look for opportunities to repurchase shares of Class V Common Stock or of VMware common stock. Any such repurchases will be subject to Denali’s ability to generate free cash flow (through operations, assets sales or otherwise), to Denali’s objective of paying down debt in the first 18-24 months after closing and achieving an investment grade rating, to restrictions in Denali’s debt instruments, to market conditions and other factors. Dell’s debt facilities are expected to include a $3 billion basket permitting such repurchases and other types of restricted payments, which basket may increase over time based on Dell’s net income and other factors.

5)	Will VMware become part of Denali’s consolidated group for U.S. federal income tax purposes?

Denali intends to seek to maintain a sufficient ownership interest in VMware to enable Denali to consolidate with VMware for U.S. federal income tax purposes. As a result, consistent with the practice of EMC, Denali may from time to time acquire additional shares of VMware to the extent necessary to maintain U.S. federal income tax consolidation.

6)	What are your expectations about how the Class V Common Stock will correlate to VMware common stock?

The Class V Common Stock is intended to track a portion of Denali’s economic interest in the VMware business. As stated above, we expect investors to look to the VMware Class A common stock as a relevant benchmark for the Class V Common Stock. However, the market prices of the two stocks may not be directly correlated.

7)	What happens if VMware issues common shares?

The Class V Common Stock will track a portion of Denali’s economic interest in the VMware business. An issuance of additional common shares by VMware would dilute the ownership of all existing VMware common shareholders. Similarly, the economic interest in the VMware business tracked by the Denali Class V Common Stock would be diluted on a pro rata basis.

8)	How common is tracking stock? Do other tracking stocks exist? When was the last time a tracking stock was issued?

Tracking stocks have been utilized many times in the past, including by such blue chip companies as The Walt Disney Company, General Motors, Liberty Media, AT&T and Georgia Pacific, and most recently by Fidelity National Financial, Inc. in June 2014. While not as common as certain other financing structures, tracking stocks are not a new structure.

9)	What type of information will the holders of the tracking stock receive?

After the close of the transaction, Denali will become an SEC registered company. Denali filings will include 10-Ks and 10-Qs that will include Denali consolidated financials and segment information with financial results for Denali’s VMware business segment, much like the segment information EMC currently reports for its VMware Virtual Infrastructure segment in its SEC filings. In addition, VMware will remain a public company and will continue to report annual and quarterly financials and issue periodic press releases and updates just as it does currently.

10)	How many shares of tracking stock will each shareholder of EMC receive?

Denali is expected to issue approximately 223 million shares of Class V Common Stock which will initially have a one-to-one relationship with shares of VMware common stock owned by Denali. Each shareholder of EMC will receive approximately 0.111 shares of Class V Common Stock for each share of EMC common stock, subject to adjustments provided for in the merger agreement. Such adjustments will not affect the initial one-to-one relationship between the number of shares of Class V Common Stock and tracked VMware common stock described above.

B) Impact to EMC Shareholders

11)	Will there be any trading restrictions on the Class V Common Stock? Where will the Class V Common Stock trade?

The Class V Common Stock will be freely transferable and is expected to be listed on the NASDAQ Stock Market or the New York Stock Exchange. The Class V Common Stock will trade just like other publicly listed common stocks.

12)	Will the Class V Common Stock pay a dividend?

The VMware common stock does not pay a dividend today, and any decisions regarding dividends on the VMware common stock would be a decision of VMware’s board of directors. The after-tax amount of any dividends paid on the VMware common stock owned by Denali, but not thereafter distributed by Denali to the holders of Class V Common Stock, would be allocated to the assets tracked by the Class V Common Stock. Any determination to reallocate or use such amounts for any purpose other than to pay dividends on the Class V Common Stock may be made only upon approval of the Capital Stock Committee of the Denali board of directors, a majority of the members of which must qualify as independent. Assuming Denali files consolidated U.S. federal income tax returns with VMware, Denali would not be subject to U.S. federal income tax on dividends received on the VMware common stock.

13)	Do owners of the tracking stock get to vote on VMware corporate matters?

The Class V Common Stock is common stock of Denali and will not vote at the VMware corporate level.

14)	Will the owners of tracking stock get to vote on Denali corporate matters?

Denali is a closely held company whose majority owner is Michael S. Dell and whose other principal owners are MSD Capital and Silver Lake Partners. The Class V Common Stock will generally vote together with Denali’s other classes of common stock as a single class in the election of three independent directors of Denali and on all other matters presented to a vote of Denali’s common stockholders. Michael Dell and MSD Capital will own a class of common stock that, in addition to voting for the three independent directors, elects a separate class of directors and Silver Lake Partners will own a class of common stock that, in addition to voting for the three independent directors, elects a separate class of directors. The common shares owned by Mr. Dell, MSD Capital and Silver Lake Partners will have 10 votes per share and the Class V Common Stock will have 1 vote per share, resulting in the Class V Common Stock shareholders having approximately 4% of the total votes at Denali.

15)	How liquid will the tracking stock be?

The Class V Common Stock is expected to have approximately 223 million shares outstanding, compared to the current public float of 79 million VMware shares (shares not owned by EMC). We believe that this larger public float will provide greater liquidity to holders of Class V Common Stock and be attractive to investors.

16)	Will the Class V Common Stock have exposure to credit risk at Denali?

The Class V Common Stock and the common stock of Denali held by Michael S. Dell, MSD Capital and Silver Lake Partners are all subject to the credit risk of Denali and its subsidiaries. Denali believes the transaction will have a neutral to positive impact on Dell Inc.’s current corporate rating. Denali has a track record following its 2013 acquisition by Michael Dell, MSD Capital and Silver Lake Partners of generating free cash flow, de-leveraging, and improving its credit ratings.

17)	What are the governance provisions and protections for holders of the tracking stock?

With respect to related party transactions, VMware will continue to operate as a stand-alone public company. VMware’s board of directors has adopted a written policy and procedures for the review, approval and ratification of transactions involving related persons (which would include Denali following the closing) that provides that transactions with related persons are subject to review by its audit committee, which is composed of independent directors. In addition, Denali will create a Capital Stock Committee of its board of directors that will have the right to consent to certain actions taken by the full board of directors regarding the Class V Common Stock, including any changes to the policies governing the relationship between Denali and the business interests tracked by the Class V Common Stock. The Committee will consist of at least three members, the majority of whom must qualify as independent. All of the members of the Denali board of directors will have a fiduciary duty to act in the best interests of the company and its stockholders as a whole.

C) Impact to VMware Shareholders

18)	What impact will the tracking stock have on the VMware financial reporting information?

None. VMware will remain a publicly listed company and will continue to report financials in accordance with its status as a company listed on the NYSE. VMware will continue have a public company board and independent directors.

19)	How will the tracking stock impact the capitalization of VMware?

The Class V Common Stock is common stock of Denali and its issuance will not impact the capitalization of VMware. The Class V Common Stock issued by Denali is intended to track a portion of Denali’s economic ownership interest in shares of VMware that are already outstanding. The issuance of the Class V Common Stock will not result in an increase in the number of shares of VMware common stock outstanding.

Denali Holding Inc. Disclosure Regarding Forward-Looking Statements

This communication contains forward-looking statements, which reflect Denali Holding Inc.’s current expectations. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “confidence,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (i) the failure to consummate or delay in consummating the proposed transaction; (ii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iii) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (iv) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc. common stock; (v) the effect of the announcement of the proposed transaction on Denali Holding Inc.’s relationships with its customers, operating results and business generally; and (vi) adverse changes in general economic or market conditions. Denali Holding Inc. undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

EMC Corporation Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation (“EMC”) and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xiii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities law, EMC disclaims any obligation to update any such forward-looking statements after the date of this communication.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This communication is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. will file with the SEC a Registration Statement on Form S-4 that will include a preliminary proxy statement/prospectus regarding the proposed transaction and each of Denali Holding Inc. and EMC Corporation plans to file with the SEC other documents regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to each EMC shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the proxy statement/prospectus (when available) and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC’s website (www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings” or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, Attn: Investor Relations, 866-362-6973 or from Denali Holding Inc.’s website (http://www.dell.com/futurereadydell).

Participants in the Solicitation

Denali Holding Inc., EMC Corporation and certain of their respective directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from EMC shareholders in connection with the proposed transaction. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, will be set forth in the proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC’s executive officers and directors in its definitive proxy statement filed with the SEC on March 2, 2015 and in its Annual Report on Form 10-K filed with the SEC on February 27, 2015. You can also obtain free copies of these documents from EMC using the contact information above.